Exhibit 10.33
Second Amended and Restated Severance Pay Plan for Salaried Employees Vice President and Above

Bloomin’ Brands, Inc. hereby adopts the Bloomin’ Brands, Inc. Second Amended and Restated Severance Pay Plan for Salaried Employees Vice President and Above (the “Plan”) for eligible salaried employees of certain of its subsidiaries and other affiliates as noted on Exhibit A (individually and collectively the “Company”) effective as of December 8, 2025. The Plan amends and restates the Severance Pay Plan for Salaried Employees L-8 and Above first adopted and effective on October 16, 2023 and amended on October 21, 2024 to, among other edits, exclude involuntary termination for unsatisfactory performance or insufficient aptitude as a qualifying event under the Plan. The Plan is intended to offer severance pay to Eligible Employees, as defined in Section 1 below, in the event of certain involuntary terminations of employment by the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.
This document constitutes both the formal Plan document and a summary of the Plan, called a Summary Plan Description (“SPD”), and describes the provisions of the Plan which are in effect as of December 8, 2025 and thereafter. We urge you to read this SPD carefully so that you will understand the Plan as it applies to you. We suggest that you keep this document in a safe place for future reference.
1.Eligible Employees. Eligible Employees are eligible to receive Severance Pay (as defined in Section 3.1) under this Plan. The term “Eligible Employees” shall include all full-time employees in roles of Vice President and above who experience an Involuntary Termination of Employment (as defined in Section 2.2) from the Company, and otherwise comply with the requirements of Section 2.1 hereof, except:
(a)Employees who are involuntarily terminated for Cause;
(b)Employees temporarily separated from the Company due to fire, storm damage, act(s) of God, or a temporary reduction in force of 60 days or less within any 12-month lookback period;
(c)Employees who are hired by the Company under the terms of any offer of employment, letter agreement, or employment contract that sets forth severance pay provisions;
(d)Employees who voluntarily resign from the Company for any reason, including retirement;
(e)Employees whose employment is involuntarily terminated due to disability, whether short- or long-term;
(f)Employees whose employment is involuntarily terminated for Unsatisfactory Performance or Insufficient Aptitude;

(g)Employees who are covered under the Special Severance Events conditions of this Plan.
2.Preconditions to Eligibility for Severance Pay.
2.1An Eligible Employee, as a precondition of receiving Severance Pay under this Plan, must:
(a)perform all transition and other matters required of the Employee by the Company prior to Employee's Involuntary Termination of Employment;
(b)return to the Company any property of the Company which has come into the Employee’s possession; and
(c)return (and not thereafter revoke), a signed, and dated (and notarized if requested) original agreement and general release in a form acceptable to the Company, in its sole and absolute discretion, under which the Employee, among other things: (1) releases and discharges the Company and its subsidiaries and affiliates from all claims and liabilities relating to Employee's employment with the Company and the termination of Employee's employment, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, the Older Workers Benefit Protection Act of 1990, along with any other applicable federal, state and local laws and the common law in the form required by the Company and (2) provides certain protections to the Company including covenants not to compete or solicit, along with other customary terms and conditions (the "Release").
2.2For purposes of this Plan, an "Involuntary Termination of Employment" means any termination of employment of an employee initiated by the Company.
2.3An Employee is terminated for "Cause" if the Company, in its sole and absolute discretion, determines that any of the following events occurs:
(a)the Employee’s refusal or willful failure to substantially perform Employee's duties for the Company;
(b)the Employee’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud regarding the Company or its affiliates;
(c)the Employee’s conviction of, or plea of nolo contendere with respect to, a serious misdemeanor (other than a minor traffic violation), felony or any crime involving, in the sole discretion of the Company, moral turpitude;
(d)the Employee’s improper disclosure of proprietary information or trade secrets of the Company or its business;
(e)the Employee’s falsification of any records or documents of the Company;
(f)the Employee’s intentional or gross misconduct that injures the business or reputation of the Company;
(g)the Employee’s illegal possession or use of a drug or narcotic on Company property;
(h)the Employee’s serious violation of the Company’s Code of Conduct.
2.4For purposes of this Plan, termination for “Unsatisfactory Performance or Insufficient Aptitude” means any termination due to the Employee’s failure to meet the expected standards or requirements of their job which may be due to various factors including, but not limited to, lack of skills, knowledge or effort, as determined by the Company in its sole discretion.
2.5If the Employee dies before receiving any of their Severance Pay under the Plan, any remaining Severance Pay will revert to the Company as of the date of the Employee’s death and no further payments of Severance Pay shall be made from the Plan on behalf of the Employee.
3.Amount of Severance Pay.
3.1Eligible Employees will be paid as Severance Pay: (a) one (1) year of the Employee’s Salary, (b) a Separation Incentive Payment and (c) an amount equal to the premium cost for the full monthly COBRA premium applicable to the Eligible Employee’s medical, dental, and vision coverage for twelve (12) months at a coverage level no greater than the coverage level in effect at the time of the Employee’s Involuntary Termination of Employment provided that the Eligible Employee timely elects continuation of any such benefits through COBRA.
3.2In addition to the Severance Pay and upon the Eligible Employee’s request made to the Company’s Chief Human Resources Officer, an Eligible Employee shall receive outplacement services from a vendor selected by the Company. Eligible Employees in roles of Vice President or Group Vice President shall be entitled to a maximum of 12 months of outplacement services. The Eligible Employee’s request for outplacement services must be made within 30 days of the Termination Date, and the outplacement services shall begin within 30 days of the request for the services and shall run consecutively until such time as the maximum period for services expires, the Eligible Employee accepts a full or part-time position as an employee, consultant, independent contractor, or similar role with a subsequent employer or until the Eligible Employee declines further outplacement services, whichever occurs first.
3.3The determination of the amount of an Eligible Employee’s Severance Pay under the Plan does not include any period after the Employee’s Termination Date, regardless of whether the Employee was receiving compensation from the Company or providing services to the Company during that time, as an employee, consultant, or in any other capacity.
3.4Regardless of the amount of an Eligible Employee’s Severance Pay under the Plan, such benefit will be reduced by any payments required to be paid by the Company to the Eligible Employee under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).
3.5An Eligible Employee’s "Salary" is Eligible Employee's final annual base cash compensation before any salary reduction contributions to any plan or arrangement under Code Section 125, 132(f), or 401(k), including commissions (where applicable), but excluding overtime, bonuses, awards, imputed income, or extraordinary payments, paid to the Employee from the Company at the time of his Termination Date.
3.6An Eligible Employee’s “Separation Incentive Payment” is an amount equal to the Employee’s annual Target Short-Term Incentive in the Company’s annual bonus plan in effect at the Eligible Employee's Termination Date, pro-rated for the quarter in which the Involuntary Termination occurs. For example, if the Eligible Employee is terminated during Q3, the Employee will receive ¾ of their target bonus as the Separation Incentive Payment.
3.7For purposes of calculating an Eligible Employee’s Severance Pay, an Employee’s "Termination Date" is the last official workday for which an Employee receives pay for service with the Company and specifically excludes any period during which an Eligible Employee receives Severance Pay.
3.8Severance Pay is subject to federal and state income and Social Security tax withholdings and any other withholdings mandated by law.
3.9The terms and conditions of other plans (e.g., bonus, vacation, insurance, incentive and stock options and awards) will govern the terminated employee’s right to such benefits, if any, under those plans.
3.10 Severance Pay shall be paid in one lump sum within 60 days of the Eligible Employee’s Termination Date. In no event shall Severance Pay be paid later than 2 ½ months following the end of the calendar year in which the Termination Date occurs.
4.Special Severance Events. No Severance Pay will be paid to any employee who is a “Participant” as defined in the Bloomin’ Brands, Inc. Executive Change in Control Plan (“CIC Plan”) and who receives severance benefits in the event of a “Qualifying Termination”, as defined in the CIC Plan.

5.Plan Administration.
5.1The Plan is administered by the Company (the "Plan Administrator"). The Plan Administrator has sole discretion and authority to interpret and make determinations and decisions with respect to the Plan, including the authority to interpret its provisions and construe all of its terms, to authorize the payment of benefits, to establish and enforce such rules and regulations as it shall deem proper for the efficient administration of the Plan, to determine eligibility for benefits under the Plan and to determine the entitlement to and amount of Severance Pay which shall be payable to any person in accordance with the provisions of the Plan. The decision of the Plan Administrator based on the Plan and documents presented to it shall be final, conclusive, and binding on all persons.
5.2The Plan Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.
5.3The Plan Administrator is authorized, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.
5.4The Plan Administrator shall utilize the records of the Company with respect to an employee’s service with the Company, employment history, salary, absences, illnesses, and all other relevant matters, and such records shall be conclusive for all purposes under the Plan.
6.Claims Procedures.
6.1Initial Claims. To file a claim to receive benefits under the Plan, the Employee or Employee's authorized representative must submit a written claim for benefits to the Plan within 60 days after the Employee’s termination of employment. Claims should be addressed and sent to: Chief Human Resources Officer, Bloomin’ Brands, Inc., 2202 N. West Shore Blvd, 5th Floor, Tampa, FL 33607.
If the Employee’s claim is denied, in whole or in part, the Employee will be furnished with written notice of the denial within 90 days after the Plan Administrator's receipt of the Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Employee before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Employee’s claim will contain the following information:
(a)the specific reason or reasons for the denial of the Employee’s claim;
(b)references to the specific Plan provisions on which the denial of the Employee’s claim was based;

(c)a description of any additional information or material required by the Plan Administrator to reconsider the Employee’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
6.2Appeal of Denied Claims. If the Employee’s claim is denied and the Employee wishes to submit a request for a review of the denied claim, the Employee or Employee's authorized representative must follow the procedures described below:
(a)Upon receipt of the denied claim, the Employee (or Employee's authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than 60 days after the Employee has received written notification of the denial.
(b)The Employee has the right to submit in writing to the Plan     Administrator any comments, documents, records, or other information relating to Employee's claim for benefits.
(c)The Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to Employee's claim for benefits.
(d)The review of the denied claim will consider all comments, documents, records, and other information that the Employee submitted relating to Employee's claim, without regard to whether such information was submitted or considered in the initial denial of Employee's claim.
6.3Plan Administrator's Response to Appeal. The Plan Administrator will provide the Employee with written notice of its decision within 60 days after the Plan Administrator's receipt of the Employee’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Plan Administrator will notify the Employee in writing within the 60-day period, and the final decision will be made no later than 120 days after the Plan Administrator's receipt of the Employee’s written claim for review. The Plan Administrator's decision on the Employee’s claim for review will be communicated to the Employee in writing and will clearly state:
(a)the specific reason or reasons for the denial of the Employee’s claim;
(b)reference to the specific Plan provisions on which the denial of the Employee’s claim is based;

(c)a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to Employee's claim for benefits; and,
(d)a statement describing the Employee’s right to bring an action under Section 502(a) of ERISA.
7.Miscellaneous.
7.1The Company shall have authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law
7.2The Plan shall not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Employee as an employee, to continue any Employee’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate Employee's employment with the Company.
7.3The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. Severance Pay provided for under the Plan shall be paid from the general assets of the Company if and when such Severance Pay is owed. No employee of the Company, or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of the Plan.
7.4Section 409A. It is intended that the payments and benefits set forth in 3 are, to the greatest extent possible, exempt from the application of Section 409A and the Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute "deferred compensation" under Section 409A and that the Employee is a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Employee’s "separation from service" (as defined under Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Employee a lump sum amount equal to the sum of the payments that the Employee would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to an Employee upon such Employee's termination of employment shall only be made upon such Employee’s separation from service. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of noncompliance with Section 409A.
7.5The Company reserves the right, in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, at any time or for any reason.
7.6The Plan is not intended to modify or restrict the Company’s right to make termination decisions and in no way modifies the employment-at-will relationship between any employee and the Company. The Company retains the discretion to determine which employee or employees are to be discharged based on any criteria or factors selected by the Company.
7.7Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
7.8The rights of an Employee under the Plan are personal. No interest of an Employee under the Plan may be assigned, transferred, seized by legal process, or subjected to the claims of creditors in any way. An Employee’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.
7.9The Plan shall be construed according to the laws of the State of Florida, except as preempted by ERISA or other applicable federal law.
7.10 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
7.11 This Severance Pay Plan is hereby adopted as of the date first above written.

Bloomin Brands, Inc.
By:	/s/ Jessica Mitory
Name:	Jessica Mitory
Title:	SVP Chief HR Officer

Statement of ERISA Rights
The following information required by ERISA is furnished by the Plan Administrator.
General Plan Information

Name of Plan:	Bloomin Brands, Inc. Second Amended and Restated Severance Pay Plan for Salaried Employees Vice President and Above

Plan Administrator's Name:	Bloomin' Brands, Inc.

Address and Phone Number:	2202 N. West Shore, Blvd. 5th Floor, Tampa FL 33607
(813) 282-1225

Employer Identification Number assigned by IRS:	20-8023465

Plan Number of the Plan:	505

Type of Plan:	Severance Pay Plan

Type of Administration:	Employer Administration

Name and Address of Plan's Registered Agent for Service of Legal Process:	Chief Human Resources Officer,
Bloomin' Brands, Inc., 2202 N. West Shore Blvd., Tampa, FL 33607

Source of Contribution to the Plan:	General assets of Bloomin' Brands, Inc.

Funding Medium:	General assets of Bloomin' Brands, Inc.

Plan Fiscal Year Ends On:	December 31st
    (a)    Plan Modification, Amendment, And Termination
The Plan Administrator has the right to amend or terminate the Plan at any time in accordance with Section 7.5. The consent of any employee or participant is not required to terminate, modify, amend, or change the Plan.
    (b)    Your Rights under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. Your rights include the following:

(1)Right to Examine Plan Documents:
You have the right to examine all plan documents, including the annual reports and plan descriptions filed with the U.S. Department of Labor. The Plan Administrator will tell you where the plan documents are available for examination. There will be no charge for examining plan documents.
(2)Right to Obtain Copies of Plan Documents:
You have the right to obtain copies of all plan documents. You should make your request in writing to the Plan Administrator. There may be a reasonable charge for the copies.
(3)Right to Written Explanation of Denial:
If your claim for benefits under the plan is denied in whole or in part, you must be given a written explanation of the reason for denial.
(4)Right to Review:
You have the right to request a review and reconsideration of any denial of your claim for plan benefits.
(5)Other ERISA Rights:
You can protect your rights under ERISA. For example, ERISA gives you the right to file suit in a state or federal court if your claim for benefits under the Plan is denied or ignored. You can also file suit in a federal court if you request plan documents and do not receive them within 30 days. In such a case, the court will require the Plan Administrator to give you the plan documents you requested. In some cases, the court could also require the Plan Administrator to pay you up to $110 a day until you receive the requested materials.
ERISA gives you rights and protections. ERISA also imposes special obligations on the people (called “fiduciaries”) who operate this employee benefit plan. The fiduciaries have a duty to protect the Plan’s money and the interests of plan participants. The named fiduciary is Bloomin’ Brands, Inc. ERISA prohibits anyone from discriminating against you in any way to prevent you from receiving a plan benefit or from exercising your rights under ERISA.
If you believe that the fiduciaries have misused the Plan’s money, or that you have been discriminated against for asserting your rights, you can ask for help from the U.S. Department of Labor. You can also file suit in a federal court. If you file a suit, the court will decide who must pay the court costs and legal fees. If your suit is successful, the court may require the fiduciary to pay those costs and fees.
If you have any questions about the Plan, you should contact the Plan Administrator.

Exhibit A to Second Amended and Restated Severance Pay Plan for
Salaried Employees Vice President and Above

1.OS Management, Inc.
2.OS Restaurant Services, LLC.